Exhibit 99.1 Press Release

COROWARE PROVIDES FOURTH QUARTER 2015 REVENUE GUIDANCE
Company Expects to Report Record 4th Quarter 2015 Gross Revenues

Bellevue, WA – January 6, 2016 – CoroWare, Inc. (OTC PINK:COWI) today provided guidance for its fourth quarter 2015 gross revenues.

The Company expects to report record fourth quarter 2015 gross revenues of over $1.7M, and quarter-over-quarter growth of over 25% compared with gross revenues reported in the third quarter of 2015.  The revenue guidance is based on unaudited Company fourth quarter 2015 financial statements.

The higher than expected results are due to a combination of new customer engagements, including the delivery of marketing support services; and repeat customer engagements, including the delivery of supplier support, desktop support, and R&D support services.

“I am pleased to report that CoroWare achieved solid quarter-over-quarter growth of its contract services and outsourced managed services,” said Lloyd Spencer, president and CEO of CoroWare, Inc.  “In the coming quarter, CoroWare shall be focusing on improving operational efficiency, achieving profitability, extinguishing convertible debt, and delivering value to its shareholders.”

To support this growth, CoroWare’s Business Consulting Services Group continues to seek qualified individuals for a number of open marketing specialist, R&D support, and supplier service desk support positions in the Seattle, Washington area: http://www.coroware.com/company/careers.aspx

About Coroware, Inc.
Coroware, Inc., headquartered in Bellevue, Washington, is a diversified technology and solutions company with expertise in:
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Business Consulting Services: R&D engineering services, business process workflow, software architecture, design and development, content management, console, PC and online game production, marketing coordination and management.

•	Robotics and Automation: Custom engineering such as visualization, simulation and software development, mobile robot platforms for university, government and corporate researchers.

CoroWare’s customers are located in North America, Europe, Asia and the Middle East, spanning multiple industry sectors. CoroWare partners with universities, software and hardware product development companies and non-profit organizations.  For more information, please visit www.coroware.com.

Forward-Looking Statement
This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Investors are cautioned that such forward-looking statements involve risks and uncertainties, which include among others, the inherent uncertainties associated with smaller reporting companies, including without limitation, other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.

Contact:
CoroWare Investor Relations
(800) 641-2676, option 3
investor@coroware.com